FILED PURSUANT TO RULE 424(B)(3)

File No. 333-186210

HEMISPHERE MEDIA GROUP, INC.

SUPPLEMENT NO. 8 TO

PROSPECTUS DATED MARCH 25, 2013

THE DATE OF THIS SUPPLEMENT IS APRIL 1, 2014

This prospectus supplement (this “Supplement No. 8”) is part of the prospectus of Hemisphere Media Group, Inc. (the “Company”), dated March 25, 2013 (File No. 333-186210) (the “Prospectus”) as supplemented by Supplement No. 1, dated May 15, 2013 (“Supplement No. 1), Supplement No.2, dated May 15, 2013 (“Supplement No. 2”), Supplement No. 3, dated July 31, 2013 (“Supplement No. 3”), Supplement No. 4, dated August 14, 2013 (“Supplement No. 4”), Supplement No. 5, dated November 13, 2013 (“Supplement No. 5”), Supplement No. 6, dated January 23, 2014 (“Supplement No. 6”) and Supplement No. 7, dated March 10, 2014 (“Supplement No. 7”).  This Supplement No. 8 supplements, modifies or supersedes certain information contained in the Prospectus, Supplement No. 1, Supplement No. 2, Supplement No. 3, Supplement No. 4, Supplement No.5, Supplement No. 6 and Supplement No. 7.  Any statement in the Prospectus, Supplement No. 1, Supplement No. 2, Supplement No. 3, Supplement No. 4, Supplement No. 5, Supplement No. 6 and Supplement No. 7 that is modified or superseded is not deemed to constitute a part of the Prospectus, Supplement No. 1, Supplement No. 2, Supplement No. 3, Supplement No. 4, Supplement No. 5, Supplement No. 6 or Supplement No. 7, except as modified or superseded by this Supplement No. 8.  Except to the extent that the information in this Supplement No. 8 modifies or supersedes the information contained in the Prospectus, as previously supplemented, this Supplement No. 8 should be read, and will be delivered, with the Prospectus, Supplement No. 1, Supplement No. 2, Supplement No. 3, Supplement No. 4, Supplement No. 5, Supplement No. 6 and Supplement No. 7.

The purpose of this Supplement No. 8 is to update and supplement the information in the Prospectus, as previously supplemented, with the information contained (i) in the paragraph immediately below, entitled, “Experts” and (ii) the Company’s Current Report on Form 8-K, as filed with the Securities and Exchange Commission on April 1, 2014, and which is attached hereto.

* * *

Experts

The consolidated financial statements of MW Channel Operations LLC and Subsidiaries as of December 31, 2013 and 2012 and for each of the two years in the period ended December 31, 2013, included in this prospectus and in this registration statement have been so included in reliance on the report of Morrison, Brown, Argiz & Farra, LLC, an independent registered public accounting firm, as set forth in their report with respect thereto, and are included herein in reliance on the authority of said firm as experts in accounting and auditing.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 1, 2014

HEMISPHERE MEDIA GROUP, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	000-54925	80-0885255
(State or other jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

2000 Ponce de Leon Boulevard

Suite 500

Coral Gables, FL 33134

(Address of principal executive offices) (Zip Code)

(305) 421-6364

(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provision (see General Instruction A.2 below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01.  Completion of Acquisition or Disposition of Assets.

On April 1, 2014, Hemisphere Media Holdings, LLC, a Delaware limited liability company (the “Company”), an indirect wholly-owned subsidiary of Hemisphere Media Group, Inc. (“Hemisphere”), completed the closing of the previously announced acquisition (the “Acquisition”) of the Spanish-language television network business of Media World, LLC, a Florida limited liability company (“Seller”), pursuant to the previously disclosed Asset Purchase Agreement (the “Acquisition Agreement”), dated as of January 22, 2014, by and among, the Company, Seller and the other signatories named therein, for approximately $101.9 million in cash, subject to certain post-closing adjustments (the “Purchase Price”).  The Purchase Price was funded by the Company with cash on hand.

This foregoing summary of the Acquisition Agreement does not purport to be complete and is qualified in its entirety by reference to the terms of the Acquisition Agreement attached as Exhibit 2.1 to Hemisphere’s Current Report on Form 8-K filed on January 23, 2014, which is incorporated herein by reference.

Item 7.01.  Regulation FD Disclosure.

On April 1, 2014, Hemisphere issued a press release announcing the closing of the Acquisition.  A copy of the press release is attached hereto as Exhibit 99.1 and incorporated by reference herein.

The information included in this Item 7.01, including Exhibit 99.1 attached hereto, is furnished solely pursuant to Item 7.01 of this Current Report on Form 8-K.  Consequently, it is not deemed filed for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section.  It may only be incorporated by reference in another filing under the Exchange Act or Securities Act of 1933, as amended, if such subsequent filing specifically references this Current Report on Form 8-K.

Item 9.01.  Financial Statements and Exhibits.

(a) Financial Statements of MW Channel Operations LLC and Subsidiaries.

The MW Channel Operations LLC and Subsidiaries audited consolidated financial statements for the fiscal years ended December 31, 2013 and December 31, 2012 are attached hereto as Exhibit 99.2, which is incorporated in its entirety herein by reference.

(b) Pro Forma Financial Information.

The unaudited pro forma consolidated financial statements of Hemisphere giving effect to the Acquisition are attached hereto as Exhibit 99.3, which is incorporated in its entirety herein by reference.

(c) Not applicable.

(d) Exhibits.

Exhibit No.	Description of Exhibit
23.1	Consent of Morrison, Brown, Argiz & Farra, LLC
23.2	Consent of Morrison, Brown, Argiz & Farra, LLC
99.1	Press Release issued by Hemisphere Media Group, Inc. on April 1, 2014
99.2	MW Channel Operations LLC and Subsidiaries audited consolidated financial statements for the fiscal years ended December 31, 2013 and December 31, 2012
99.3	Unaudited pro forma consolidated financial statements

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

HEMISPHERE MEDIA GROUP, INC.

Date:	April 1, 2014	By:	/s/ ALEX J. TOLSTON
Name: Alex J. Tolston Title: General Counsel and Corporate Secretary

3

EXHIBIT INDEX

Exhibit No.	Description of Exhibit
23.1	Consent of Morrison, Brown, Argiz & Farra, LLC
23.2	Consent of Morrison, Brown, Argiz & Farra, LLC
99.1	Press Release issued by Hemisphere Media Group, Inc. on April 1, 2014
99.2	MW Channel Operations LLC and Subsidiaries audited consolidated financial statements for the fiscal years ended December 31, 2013 and December 31, 2012
99.3	Unaudited pro forma consolidated financial statements

4

Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 (File No. 333-187846) of Hemisphere Media Group, Inc. (the “Company”) of our report dated April 1, 2014, relating to the audits of the consolidated financial statements of MW Channel Operations LLC and Subsidiaries, the consolidated balance sheets as of December 31, 2013 and 2012, and the related consolidated statements of income, changes in equity, and cash flows for the years then ended, and the related notes to the consolidated financial statements appearing in this Current Report on Form 8-K of the Company.

/s/ Morrison, Brown, Argiz & Farra, LLC

Miami, Florida

April 1, 2014

Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Prospectus Supplement No. 8 (the “Prospectus Supplement”) to the Post-Effective Amendment No. 2 on Form S-1 to the Registration Statement on Form S-4, as amended (File No. 333-186210) (the “Registration Statement”) of Hemisphere Media Group, Inc. of our report dated April 1, 2014, relating to the audits of the consolidated financial statements of MW Channel Operations LLC and Subsidiaries, the consolidated balance sheets as of December 31, 2013 and 2012, and the related consolidated statements of income, changes in equity, and cash flows for the years then ended, and the related notes to the consolidated financial statements, appearing in the Prospectus Supplement, which is part of this Registration Statement.

We also consent to the reference to our firm under the captions “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Morrison, Brown, Argiz & Farra, LLC

Miami, Florida

April 1, 2014

Exhibit 99.1

Hemisphere Media Completes Acquisition of
Three Leading Spanish-Language Cable Television Networks

MIAMI—(April 1, 2014) —Hemisphere Media Group, Inc. (NASDAQ: HMTV) (“Hemisphere”), the only publicly traded pure-play U.S. media company targeting the high growth Hispanic TV/cable networks business, today completed the previously announced purchase of three Spanish-language cable television networks from Media World, LLC through Hemisphere Media Holdings, LLC, its indirect wholly-owned subsidiary, for a total consideration of approximately $101.9 million in cash, subject to certain post-closing adjustments.

The addition of three market-leading and highly complementary cable networks to Hemisphere’s portfolio builds on the Company’s commitment to provide unique programming focused on the U.S. Hispanic market.  The networks acquired are:

•                  Pasiones, dedicated to showcasing the most-popular telenovelas and series, distributed in the U.S and Latin America to over 11 million subscribers;

•                  Centroamerica TV, the leading network targeting the third largest U.S. Hispanic group, featuring the most popular news, entertainment and soccer programming from Central America with over 3.3 million subscribers in the U.S.; and

•                  TV Dominicana, the leading network targeting Dominicans living in the U.S., featuring the most popular news, entertainment and baseball programming from the Dominican Republic, with over 2.2 million subscribers in the U.S.

Alan Sokol, CEO of Hemisphere, said, “We are thrilled to own these outstanding networks and look forward to integrating them into the Hemisphere portfolio. This transaction expands our leadership position in Hispanic media and positions the Company to realize significant long-range opportunities. We are excited to continue to build on the programming, marketing and distribution efforts of these highly complementary businesses.”

Paul, Weiss, Rifkind, Wharton & Garrison LLP served as legal counsel to Hemisphere.  Rothschild served as financial advisor and Kirkland & Ellis, LLP served as legal counsel to Media World.

Further information regarding the transaction is contained in the Company’s Current Report on Form 8-K to be filed with the SEC and which may be accessed at www.sec.gov.

About Hemisphere Media Group, Inc.

Hemisphere Media Group (NASDAQ: HMTV) is the only publicly-traded pure-play U.S. Spanish-language TV/cable network business serving the high-growth U.S. Hispanic population. Headquartered in Miami, Florida, Hemisphere owns and operates Cinelatino, WAPA Television and WAPA America. Cinelatino is the leading Spanish-language movie channel with more than 13 million subscribers in the U.S., Latin America and Canada, featuring the largest selection of contemporary Spanish-language blockbusters and critically-acclaimed titles from Mexico, Latin America, Spain and the Caribbean. WAPA Television is Puerto Rico’s leading broadcast station with the highest primetime and full day ratings in Puerto Rico. Founded in 1954, WAPA Television produces more than 65 hours per week of top-rated news and entertainment programming. WAPA America is the leading cable network targeting Puerto Ricans and other

Caribbean Hispanics living in the U.S., featuring the highly-rated news and entertainment programming produced by WAPA-TV. WAPA America has more than five million U.S. subscribers.

About Media World LLC

Mediaworld LLC is a company fully owned by Imagina US, which is primarily focused in the Hispanic Market with annual revenues around $100 million dollars, delivering production development, technical and production services, sports rights acquisition and management, and strategic consulting to the major players in the market.

Forward Looking Statement

This release may contain certain statements that are “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995.  The forward-looking statements contained in this report may include statements about the anticipated benefits of the acquisition, the impact of the transaction on Hemisphere’s operations and financial performance and other information and statements that are not historical facts.  Without limitation, any statements preceded or followed by or that include the words “targets,” “plans,” “believes,” “expects,” “intends,” “will,” “likely,” “may,” “anticipates,” “estimates,” “projects,” “should,” “would,” “expect,” “positioned,” “strategy,” “future,” or words, phrases or terms of similar substance or the negative thereof, are forward-looking statements.  These statements are based on the current expectations of the management of Hemisphere and are subject to uncertainty and changes in circumstance and involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied in such forward-looking statements.  In addition, these statements are based on a number of assumptions that are subject to change.  Such risks, uncertainties and assumptions include: (1) risks relating to any unforeseen liabilities of Hemisphere and the acquired assets, (2) future capital expenditures, expenses, revenues, earnings, synergies, economic performance, indebtedness, financial condition, losses and future prospects, businesses and management strategies and the expansion and growth of the operations of Hemisphere; (3) Hemisphere’s ability to successfully integrate the acquired assets and achieve anticipated synergies; (4) the risk that disruptions from the transaction will harm Hemisphere’s business; and (5) Hemisphere’s, plans, objectives, expectations and intentions generally.  Additionally, factors that could cause actual results to differ materially from those expressed or implied by the forward-looking statements are discussed under the heading “Risk Factors” and “Forward-Looking Statements” in Hemisphere’s most recent Annual Report on Form 10-K as they may be updated in any future reports filed with the SEC. Forward-looking statements included herein are made as of the date hereof, and Hemisphere does not undertakes any obligation to update publicly such statements to reflect subsequent events or circumstances.

Contacts

For Hemisphere Media Group, Inc.:
Robin Weinberg/Patrick Scanlan, 212-687-8080

Exhibit 99.2

MW CHANNEL OPERATIONS LLC AND SUBSIDIARIES

(A WHOLLY-OWNED SUBSIDIARY OF

US IMAGINA, LLC THROUGH MEDIAWORLD, LLC)

CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2013 AND 2012

MW CHANNEL OPERATIONS LLC AND SUBSIDIARIES

(A WHOLLY-OWNED SUBSIDIARY OF

US IMAGINA, LLC THROUGH MEDIAWORLD, LLC)

TABLE OF CONTENTS

INDEPENDENT AUDITOR’S REPORT	1 - 2

CONSOLIDATED FINANCIAL STATEMENTS

Consolidated Balance Sheets	3

Consolidated Statements of Income	4

Consolidated Statements of Changes in Equity	5

Consolidated Statements of Cash Flows	6

Notes to the Consolidated Financial Statements	7 — 10

INDEPENDENT AUDITOR’S REPORT

To the Board of Directors

MW Channel Operations LLC and Subsidiaries

(A Wholly-Owned Subsidiary of US Imagina, LLC through Mediaworld, LLC)

We have audited the accompanying consolidated financial statements of MW Channel Operations LLC and Subsidiaries (A Wholly-Owned Subsidiary of US Imagina, LLC through Mediaworld, LLC) (the “Company”), which comprise the consolidated balance sheets as of December 31, 2013 and 2012, and the related consolidated statements of income, changes in equity, and cash flows for the years then ended, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility for the Consolidated Financial Statements

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of MW Channel Operations LLC and Subsidiaries as of December 31, 2013 and 2012, and the results of their operations and their cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

An Independent Member of Baker Tilly International

MIAMI 1450 Brickell Avenue, 18th Floor, Miami FL 33131 | T 305 373 5500 F 305 373 0056 | www.mbafcpa.com

To the Board of Directors

MW Channel Operations LLC and Subsidiaries

(A Wholly-Owned Subsidiary of US Imagina, LLC through Mediaworld, LLC)

Transactions with Affiliated Companies

As discussed in notes 1 and 4 to the accompanying consolidated financial statements, the Company has numerous significant transactions with US Imagina, LLC, the Parent, and its other subsidiaries. Because of these relationships, it is possible that the terms of these transactions are not the same as those that would result from transactions among unrelated parties.  The Company’s accounts have been included in the audited consolidated financial statements of its Parent.  These consolidated financial statements should be read in conjunction with the audited financial statements of the parent. Our opinion is not modified with respect to this matter.

Business Concentration

As discussed in Note 2 to the consolidated financial statements, for the years ended December 31, 2013 and 2012, the Company’s top four customers accounted for 74% and 77%, respectively, of total revenues. Additionally, as of December 31, 2013 and 2012, these top four customers represent a significant component of accounts receivable and accrued income.  Our opinion is not modified with respect to this matter.

Subsequent Event

As further discussed in Note 1, during January 2014, the Company’s Parent entered into a definitive asset purchase agreement with Hemisphere Media Holdings, LLC (“Hemisphere”) to sell 100% of the three TV channels comprising MW Channel Operations LLC and Subsidiaries for $102 Million (subject to certain price adjustments as defined in the agreement).  Our opinion is not modified with respect to this matter.

/s/ Morrison, Brown, Argiz & Farra, LLC

Miami, Florida

April 1, 2014

MW CHANNEL OPERATIONS LLC AND SUBSIDIARIES

(A WHOLLY-OWNED SUBSIDIARY OF

US IMAGINA, LLC THROUGH MEDIAWORLD, LLC)

CONSOLIDATED BALANCE SHEETS

DECEMBER 31,

	2013	2012
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$4,639,743	$3,355,310
Accounts receivable, net	3,009,081	2,515,329
Accrued income	2,541,824	2,112,738
Due from affiliates	—	144,606
Programming costs	435,387	415,222
Prepaid expenses and other current assets	170,039	6,407

TOTAL CURRENT ASSETS	$10,796,074	$8,549,612

LIABILITIES AND EQUITY

CURRENT LIABILITIES:
Accounts payable and accrued expenses	$656,082	$808,934
Due to affiliates	198,602	77,020

TOTAL CURRENT LIABILITIES	854,684	885,954

COMMITMENTS AND CONTINGENCIES (NOTE 5)

MEMBERS’ EQUITY:
Mediaworld, LLC members’ interest	7,259,120	5,340,283
Non-controlling interest	2,682,270	2,323,375

TOTAL EQUITY	9,941,390	7,663,658

TOTAL LIABILITIES AND EQUITY	$10,796,074	$8,549,612

The accompanying notes are an integral part of these consolidated financial statements.

MW CHANNEL OPERATIONS LLC AND SUBSIDIARIES

(A WHOLLY-OWNED SUBSIDIARY OF

US IMAGINA, LLC THROUGH MEDIAWORLD, LLC)

CONSOLIDATED STATEMENTS OF INCOME

FOR THE YEARS ENDED DECEMBER 31,

	2013	2012
REVENUES	$23,128,208	$21,773,236

COST AND EXPENSES - AFFILIATES	(3,570,702)	(3,020,535)
COST AND EXPENSES	(7,171,871)	(7,024,157)

NET INCOME FROM OPERATIONS	12,385,635	11,728,544

INTEREST EXPENSE	—	(4,493)

NET INCOME INCLUDING NON-CONTROLLING INTEREST	12,385,635	11,724,051

LESS: NET INCOME ATTRIBUTABLE TO THE NON-CONTROLLING INTEREST	(1,958,895)	(1,267,738)

NET INCOME ATTRIBUTABLE TO MEDIAWORLD, LLC	$10,426,740	$10,456,313

The accompanying notes are an integral part of these consolidated financial statements.

MW CHANNEL OPERATIONS LLC AND SUBSIDIARIES

(A WHOLLY-OWNED SUBSIDIARY OF

US IMAGINA, LLC THROUGH MEDIAWORLD, LLC)

CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY

FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2012

	Mediaworld, LLC
	Members’	Non-Controlling	Total
	Interest	Interest	Equity

BALANCES, JANUARY 1, 2012	$2,726,729	$1,455,637	$4,182,366

Net income	10,456,313	1,267,738	11,724,051

Distributions	(7,842,759)	(400,000)	(8,242,759)

BALANCES, DECEMBER 31, 2012	5,340,283	2,323,375	7,663,658

Net income	10,426,740	1,958,895	12,385,635

Distributions	(8,507,903)	(1,600,000)	(10,107,903)

BALANCES, DECEMBER 31, 2013	$7,259,120	$2,682,270	$9,941,390

The accompanying notes are an integral part of these consolidated financial statements.

MW CHANNEL OPERATIONS LLC AND SUBSIDIARIES

(A WHOLLY-OWNED SUBSIDIARY OF

US IMAGINA, LLC THROUGH MEDIAWORLD, LLC)

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31,

	2013	2012
CASH FLOWS FROM OPERATING ACTIVITIES:

Net income	$12,385,635	$11,724,051

Adjustments to reconcile net income to net cash provided by operating activities:
Provision for bad debt	446,803	8,060
Program amortization	1,446,052	1,595,744
Changes in operating assets and liabilities:
Accounts receivable	(940,555)	(1,058,286)
Accrued income	(429,086)	157,161
Due from affiliates	144,606	186,867
Programming costs	(1,466,217)	(1,802,389)
Prepaid expenses	(163,632)	12,131
Accounts payable and accrued expenses	(152,852)	(157,226)
Due to affiliates	121,582	(37,070)

TOTAL ADJUSTMENTS	(993,299)	(1,095,008)

NET CASH PROVIDED BY OPERATING ACTIVITIES	11,392,336	10,629,043

CASH FLOWS FROM FINANCING ACTIVITIES:
Repayment of line of credit	—	(400,000)
Distributions	(10,107,903)	(8,242,759)

NET CASH USED IN FINANCING ACTIVITIES	(10,107,903)	(8,642,759)

NET INCREASE IN CASH AND CASH EQUIVALENTS	1,284,433	1,986,284

CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR	3,355,310	1,369,026

CASH AND CASH EQUIVALENTS AT END OF YEAR	$4,639,743	$3,355,310

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:

Interest paid	$—	$4,493

The accompanying notes are an integral part of these consolidated financial statements.

MW CHANNEL OPERATIONS LLC AND SUBSIDIARIES

(A WHOLLY-OWNED SUBSIDIARY OF

US IMAGINA, LLC THROUGH MEDIAWORLD, LLC)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2012

1.                          DESCRIPTION OF BUSINESS

Prior to October 10, 2013

The operations presented hereon are the combination of three separate TV channels which are either wholly owned or partially owned by Mediaworld, LLC.  Mediaworld, LLC is a wholly owned subsidiary of US Imagina, LLC, the Parent.  US Imagina, LLC is also the sole member of Imahouse, LLC and Promofilm US, LLC, it was established in 2007 and it is the America’s division of Imagina Holding, a European based company operating in the entertainment industry. Imahouse, LLC is the entity that owns the building that houses the Company’s broadcast facility.  The three separate TV channels which make up these consolidated financial statements and the corresponding programing are:

TV Channel	Programming

Television Dominicana, LLC (100% owned by Parent)

Launched in November 2005, this is the only 24-hour channel that integrates original content from Dominican Republic in one venue. Programming acquisitions are made directly with the producers and are based on Audits of Great Britain Nielsen (“AGB Nielsen”) ratings from Dominican Republic.

Centroamerica TV, LLC (100% owned by Parent)	Original programming from El Salvador, Honduras, Guatemala, Nicaragua, Costa Rica and Panama.

Pasiones TV, LLC (60% Owned by Parent)

Top rated telenovelas produced from across the United States and Latin America and may also include compilations of telenovelas, and telenovela “behind the scenes” programming blocks, which are presented on a 24-hour per day, 7 days a week schedule.

October 10, 2013

On October 10, 2013, the Company’s Parent formed a new entity, MW Channel Operations LLC and capitalized the entity with the Parent’s interest in Television Dominicana, LLC, Pasiones TV, LLC, and CentroAmerica TV, LLC. The transaction was accounted for at recorded amounts in accordance with applicable accounting guidance for entities under common control. The consolidated financial statements as of, and for the year ended, December 31, 2013 reflect the operations of the three television channels for the full year.  The noncontrolling interest, before and after October 10, 2013, reflects ownership interest by a third party in Pasiones TV, LLC.

During January 2014, the Company’s Parent entered into a definitive asset purchase agreement with Hemisphere Media Holdings, LLC to sell 100% of the three Spanish-Language channels owned and operated by the Company for a purchase price of approximately $102 Million (subject to certain price adjustments as defined in the agreement).  The acquisition was structured as an asset purchase; it is expected to be paid in cash and to close subsequent to the first quarter of 2014.

2.                          SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

The consolidated financial statements include the results of MW Channel Operations LLC, it’s 100% owned subsidiaries, Television Dominicana, LLC and Centroamerica TV, LLC and its 60% owned subsidiary, Pasiones TV, LLC.  All significant intercompany transactions and balances have been eliminated.  Remaining ownership is reflected herein as noncontrolling interest.

Use of Estimates

The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

MW CHANNEL OPERATIONS LLC AND SUBSIDIARIES

 (A WHOLLY-OWNED SUBSIDIARY OF

US IMAGINA, LLC THROUGH MEDIAWORLD, LLC)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2012

2.                          SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Revenue Recognition

The Company’s revenues are composed of subscriber fees and advertising fees.

The Company generates revenues through (1) subscriber fees paid by cable and satellite service providers that air the three channels, (2) advertising fees from advertisements and infomercials aired on the three channels and (3) fees paid by outside producers to purchase advertising time in connection with the airing of their programs on the three channels.

Subscriber fees are recognized in the period the programming is aired by the distributor. Advertising revenues are recognized when the advertisement is aired and the collectability of fees is reasonably assured.

Cash and Cash Equivalents

The Company considers all highly liquid debt instruments with a maturity of three months or less from the date of purchase to be cash.

Accounts Receivable and Allowance for Doubtful Accounts

The Company maintains an allowance for doubtful accounts for estimated losses that may arise if any of its customers are unable to make required payments. Management specifically analyzes the age of customer balances, historical bad debt experience, customer credit-worthiness and trade publications regarding the financial health of its larger customers and changes in customer payment terms when making estimates of the uncollectability of its trade accounts receivable balances. If the Company determines that the financial condition of any of its customers deteriorated or improved, whether due to customer specific or general economic conditions, it makes appropriate adjustments to the allowance.  The Company includes bad debt expense in its costs and expenses caption in the accompanying consolidated statements of income.  As of December 31, 2013 and 2012, the Company’s allowance for doubtful accounts amounted to approximately $448,000 and $2,500, respectively.

Accrued Income

Accrued income consists of subscriber fees which are paid by cable and satellite service providers usually after sixty days from the month the programming is aired.  Subscriber fees are paid based on a pre-established monthly rate with the distributor multiplied by the number of individual subscribers.  As of December 31, 2013 and 2012, accrued income amounted to $2,541,824 and $2,112,738, respectively.

Advertising Costs

Advertising costs are expensed as incurred and are included in costs and expenses in the accompanying consolidated statement of income. For the years ended December 31, 2013 and 2012, advertising costs amounted to approximately $1,052,000 and $1,426,000, respectively.

MW CHANNEL OPERATIONS LLC AND SUBSIDIARIES

(A WHOLLY-OWNED SUBSIDIARY OF

US IMAGINA, LLC THROUGH MEDIAWORLD, LLC)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2012

2.                          SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Programming Costs

The Company acquires program distribution rights for a fixed cost over the license term. These program rights are carried at the lower of unamortized cost or estimated net realizable value, and amortized over the term of the licensing agreement. Amortization is based on the number of runs allowed per licensing agreement.  When two runs are allowed, cost is allocated 70% to the first run and 30% to the second run. When three runs are allowed, cost is distributed 50% to the first run, 30% to the second run and 20% to the third run.  The related liabilities are recorded at the contractual amounts when the license period begins and programming is available to air.  The estimated costs of programming which will be amortized during the next year are included in current assets; program rights obligations which become due within the next year are included in current liabilities.

Reclassifications

Certain amounts in the prior period have been reclassified to conform to the current period financial statement presentation.  These reclassifications have no effect on previously reported net income.

Concentration of Business and Credit Risks

Financial instruments that potentially subject the Company to concentrations of risk include primarily cash and cash equivalents, receivables and accrued income.  Management believes the Company places its cash with highly rated credit institutions.  Although it tries to limit the amount of credit exposure with any one financial institution, in the normal course of business it may maintain cash balances in excess of federally insured limits.

The Company has significant accounts receivable, accrued income and revenues with its top four customers, as follows:

	2013	2012
As of December 31,
Accounts receivable & accrued income	84%	87%

For the year Ended December 31,
Total revenues	74%	77%

Income Taxes

The Company is treated as a partnership for federal income tax purposes and, accordingly, generally would not incur income taxes or have any unrecognized tax benefits.  Instead, its earnings and losses are included in the tax return of its member and taxed depending on the member’s tax situation. As a result, the consolidated financial statements do not reflect a provision for income taxes.

The Company recognizes and measures tax positions taken or expected to be taken in its tax return based on their technical merit and assesses the likelihood that the positions will be sustained upon examination based on the facts, circumstances and information available at the end of each period. Interest and penalties on tax liabilities, if any, would be recorded in interest expense and other non-interest expense, respectively.

The U.S. Federal jurisdiction and Florida are the major tax jurisdictions where the Company files income tax returns. The Company is no longer subject to U.S. Federal or State examinations by tax authorities for years before 2010.

MW CHANNEL OPERATIONS LLC AND SUBSIDIARIES

(A WHOLLY-OWNED SUBSIDIARY OF

US IMAGINA, LLC THROUGH MEDIAWORLD, LLC)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2012

2.                          SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Subsequent Events

In accordance with ASC 855, Subsequent Events, the Company has evaluated subsequent events and transactions for potential recognition or disclosure through April 1, 2014, which is the date the financial statements were available to be issued.  A material subsequent event requiring disclosure was noted and is described in Note 1 to the financials statements hereon.

3.                          ACCOUNTS RECEIVABLE

The Company’s accounts receivable consists of the following as of December 31:

	2013	2012
Subscriber fees	$1,242,118	$907,697
Advertisers	2,214,963	1,610,132
	3,457,081	2,517,829
Allowance for doubtful accounts	(448,000)	(2,500)
Total	$3,009,081	$2,515,329

4.                          RELATED PARTY TRANSACTIONS

The Company has numerous significant transactions with the Parent, and its other subsidiaries.  Because of these relationships, it is possible that the terms of these transactions are not the same as those that would result from transactions among unrelated parties.

As part of the US Imagina, LLC group of companies, the Company was a guarantor of certain indebtedness of the Parent and all of the Company’s assets served as collateral for certain indebtedness of the Parent. Effective December 23, 2013, the Company was released by the Bank from its obligation as a guarantor under the Parent’s indebtedness.

Certain fees are paid by the Company to the Parent in return for the Parent providing broadcast facilities, TV production content, post-production, management, personnel and other services. For the years ended December 31, 2013 and 2012, the amounts incurred by the Company were $3,570,702 and $3,020,535, respectively, and they are reflected as costs and expenses — affiliates in the accompanying consolidated statements of income.

As of December 31, 2013 and 2012, the Company’s balances with affiliates which were non-interest bearing and due on demand consist of:

	2013	2012
Due from Mediaworld Caracas	$—	$144,606

Due to Overon America	$198,602	$77,020

5.                          COMMITMENTS AND CONTINGENCIES

In the ordinary course of business, the Company could be subject to various claims and legal actions.  In the opinion of management, as of December 31, 2013, the Company is not subject to any such claims or legal actions against the Company.  Additionally, if a matter were to be brought against the Company, the Company’s management believes it carries adequate insurance to cover potential losses.

Exhibit 99.3

HEMISPHERE MEDIA GROUP, INC.

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

On January 22, 2014, Hemisphere Media Holdings, LLC, an indirect wholly-owned subsidiary of Hemisphere Media Group, Inc. (“Hemisphere,” or the “Company”) entered into an Asset Purchase Agreement with Media World, LLC (“Seller”) whereby Hemisphere acquired Seller’s Spanish-language television network business (the “Acquisition”). The Acquisition closed on April 1, 2014.

The Acquisition includes the purchase by Hemisphere of such assets of the Seller primarily used in the operation of Seller’s Spanish-language television network business (the “Acquired Cable Business”), which includes the following cable networks:

•      Pasiones — dedicated to showcasing the most popular telenovelas and series, distributed to approximately 3.8 million subscribers in the U.S. and 7.2 million subscribers in Latin America;

•      Centroamerica TV — the leading network targeting the third largest U.S. Hispanic group, featuring the most popular news, entertainment and soccer programming from Central America with over 3.3 million subscribers in the U.S.; and

•      TV Dominicana — the leading network targeting Dominicans living in the U.S., featuring the most popular news, entertainment and baseball programming from the Dominican Republic, with over 2.2 million subscribers in the U.S.

The following unaudited pro forma consolidated financial statements for the year ended December 31, 2013, the date of the latest publicly available annual financial information for Hemisphere, gives effect to the Acquisition. The unaudited pro forma consolidated financial statements shown below reflect historical financial information and have been prepared on the basis that the transaction will be accounted for using the acquisition method of accounting under Accounting Standards Codification Topic 805, Business Combinations (“ASC 805”). Accordingly, the assets acquired and liabilities assumed in the Acquisition will be measured at their respective fair values with any excess reflected as goodwill.

The following unaudited pro forma consolidated financial statements are presented on a basis to reflect the Acquisition as if it had occurred on January 1, 2013. The unaudited pro forma consolidated financial statements were based on, and should be read in conjunction with, Hemisphere’s historical audited consolidated financial statements and notes thereto included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013 and MW Channel Operations LLC and Subsidiaries (“MW Channel Operations”) historical audited financial statements for the fiscal year ended December 31, 2103.

The process of valuing the Acquired Cable Companies’ tangible and intangible assets acquired and liabilities assumed, is still in the preliminary stages. Accordingly, the purchase accounting adjustments included in the unaudited pro forma consolidated financial statements are preliminary and have been made solely for the purpose of providing these unaudited pro forma consolidated financial statements. For those assets and liabilities where insufficient information is available to make a reasonable estimate of fair value, the unaudited pro forma financial statements reflect the historical carrying value of those assets and liabilities at December 31, 2013. A final determination of the fair values of assets acquired and liabilities assumed will include management’s consideration of a final valuation. Hemisphere currently expects that the process of determining fair value of the tangible and intangible assets acquired and liabilities assumed will be completed within one year of the Acquisition date. Material revisions to Hemisphere’s preliminary estimates could be necessary as more information becomes available through the completion of the final valuation determination. The final amounts may be materially different from the information presented in these unaudited pro forma consolidated financial statement due to a number of factors, including changes in market conditions and financial results which may impact cash flow projections used in the valuation and the identification of additional conditions that existed as of the date of the acquisition which may impact the fair value of the MW Channel Operations net assets.

Hemisphere and MW Channel Operations historical consolidated financial information has been adjusted in the unaudited pro forma  consolidated financial statements to give effect to pro forma  events that are (1) directly attributable to the acquisition; (2) factually supportable; and (3) with respect to the unaudited pro forma statement of operations, expected to have a continuing impact on the consolidated results. The unaudited pro forma consolidated financial statements do not reflect any revenue enhancements, all cost savings from operating efficiencies, synergies or the costs and related liabilities that would be incurred to achieve such revenue enhancements and cost savings, which could result from the acquisition.

The pro forma adjustments are based upon available information and assumptions that the managements of Hemisphere and Seller believe reasonably reflect the acquisition. The unaudited pro forma consolidated financial statements are provided for illustrative purposes only and do not purport to represent what the actual consolidated results of operations or the consolidated financial position of Hemisphere would have been had the acquisition occurred on the date assumed, nor are they necessarily indicative of future consolidated results of operations or the financial position of Hemisphere.

Hemisphere Media Group, Inc. Unaudited Pro Forma Consolidated Balance Sheet as of December 31, 2013

(Amounts in thousands, except share and par value amounts)

	Hemisphere Media Group, Inc.	MW Channel Operations	Pro Forma for Transaction & Acquisition Accounting		Pro Forma Consolidated Balance Sheet

ASSETS
Current Assets
Cash	$176,622	$4,640	$(4,640	)(a)	$73,834
			(101,888	)(b)
			(900	)(c)
Accounts receivable, net	15,589	5,551	(5,551	)(a)	15,589
Due from related parties, net	2,142	—	—		2,142
Programming rights	5,748	435	—		6,183
Prepaid expenses and other current assets	4,078	170	—		4,248
Total current assets	204,179	10,796	(112,979)		101,966

Programming rights	7,000	—	—		7,000
Property and equipment, net	24,675	—	—		24,675
Broadcast license	41,356	—	—		41,356
Goodwill	130,794	—	101,575	(d)	232,369
Other intangibles, net	34,610	—	—		34,610
Deferred financing costs	3,251	—	—		3,251
Other assets	783	—	—		783
Total Assets	$446,648	$10,796	$(11,404)		$446,040

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$1,566	$656	$(364	)(e)	$1,858
Due to related parties	738	199	(199	)(a)	738
Accrued agency commissions	6,101	—	—		6,101
Accrued compensation and benefits	2,374	—	—		2,374
Other accrued expenses	4,928	—	(900	)(c)	4,028
Programming rights payable	4,585	—	—		4,585
Current portion of long-term debt	1,750	—	—		1,750
Deferred taxes	8,135	—	—		8,135
Total current liabilities	30,177	855	(1,463)		29,569

Programming rights payable	837	—	—		837
Long-term debt, net of current portion	170,731	—	—		170,731
Deferred taxes	2,040	—	—		2,040
Defined benefit pension obligation	2,075	—	—		2,075
Total Liabilities	205,860	855	(1,463)		205,252

Commitments and Contingencies

Stockholders’ Equity
Preferred stock, $0.0001 par value; 50,000,000 shares authorized at December 31, 2013; 0 shares issued and outstanding at December 31, 2013 and 2012, respectively	—	—	—		—
Class A common stock, $.0001 par value; 100,000,000 shares authorized at December 31, 2013; 11,241,000 and 0 shares issued and outstanding at December 31, 2013 and 2012, respectively.	1	—	—		1
Class B common stock, $.0001 par value; 33,000,000 shares authorized at December 31, 2013; 33,000,000 and 0 shares issued and outstanding at December 31, 2013 and 2012, respectively.	3	—	—		3
Additional paid-in capital	240,817	—	—		240,817
Treasury stock, at cost; 65,549 and 0 shares at December 31, 2013 and 2012, respectively	(938)	—	—		(938)
Retained earnings	1,541	—	—		1,541
Accumulated comprehensive loss	(636)	—	—		(636)
Members’ interest	—	7,259	(7,259	)(f)	—
Non-controlling interest	—	2,682	(2,682	)(f)	—
Total Stockholders’ Equity	240,788	9,941	(9,941)		240,788
Total Liabilities and Stockholders’ Equity	$446,648	$10,796	$(11,404)		$446,040

(a)	These account balances are not included in the Asset Purchase Agreement and will be retained by the Seller.
(b)

Purchase price for the Acquired Cable Business is approximately $101.9 million payable in cash, after giving effect to $0.3 million in estimated adjustments at closing. The purchase price is subject to additional post-closing adjustments.

(c)

Represents payment of fees and expenses incurred as of December 31, 2013 in connection with the Acquisition. As of December 31, 2013, Hemisphere had accrued $0.9 million for fees and expenses associated with the Acquisition.

(d)

The Company has not completed its acquisition accounting for the Acquisition. Accordingly, the net consideration paid in excess of the net assets acquired, is presented as goodwill. Based on historical acquisitions made by the Company, the Company expects to allocate a portion of the purchase price to identifiable intangibles, including certain definite-lived intangibles, such as affiliation agreements, that would be amortized over the estimated useful life of such agreements.

(e)

As per the Asset Purchase Agreement, accounts payable is to be retained by the Seller. A balance of $0.3 million will be assumed by Hemisphere. The purchase price was reduced by the amount of payables to be assumed by Hemisphere.

(f)	Acquisition is an asset purchase. Adjustment reflects the elimination of the members’ interest in MW Channel Operations.

Hemisphere Media Group, Inc. Unaudited Pro Forma Consolidated Statement of Operations for the Year Ended December 31, 2013

(Amounts in thousands, except per share amounts)

	Hemisphere Media Group, Inc.	MW Channel Operations LLC	Pro Forma for Transaction & Acquisition Accounting		Pro Forma Consolidated Statement of Operations

Net Revenues	$86,005	$23,128	$(386)	(a)	$108,747

Operating Expenses:
Cost of revenues	33,950	7,172	(286)	(b)	44,502
			95	(c)
			3,571
Cost of revenues - affiliates	—	3,571	(3,571)		—
Selling, general and administrative	29,678	—	—		29,678
Depreciation and amortization	8,762	—	—	(d)	8,762
Other expenses	5,694	—	(900)	(e)	4,794
Loss on disposition of assets	199	—	—		199
Total operating expenses	78,283	10,743	(1,091)		87,935
Operating income	7,722	12,385	705		20,812
Other Expenses:
Interest expense, net	(7,177)	—	—		(7,177)
Loss on early extinguishment of debt	(1,649)	—	—		(1,649)
Other expense, net	(63)	—	—		(63)
	(8,889)	—	—		(8,889)

(Loss) income before income taxes	(1,167)	12,385	705		11,923
Income tax expense	(3,130)	—	(4,211)	(f)	(7,341)
Net (loss) income including non-controlling interest	(4,297)	12,385	(3,506)		4,582
Net income atttributable to the non-controlling interest	—	(1,959)	1,959		—
Net (loss) income	$(4,297)	$10,426	$(1,547)		$4,582

Earnings per share
Basic				(g)	$0.11
Diluted				(g)	$0.11

Weighted average number of common shares outstanding
Basic					42,127
Diluted					42,711

(a)  This adjustment reduces pro forma consolidated net revenue for non-recurring revenue earned by MW Channel Operations during the period.

(b)  Hemisphere and the Seller have entered into a Technical Services Agreement purusant to which the Seller will provide certain technical support services for the networks that comprise the Acquired Cable Business.  The cost of such technical services is expected to be less than the fees charged to the the Acquired Cable Business during the historical period.  Accordingly, this adjustment reduces pro forma consolidated cost of revenues to reflect the reduction in certain technical support services.

(c)  Hemisphere and the Seller have entered into a sub-license programming agreement.  As a result, this adjustment reflects the additional programming costs that will be incurred in connection with the sub-license agreement.

(d)  The Company has not completed its acquisition accounting for the Acquisition of MW Channel Operations.  Accordingly, the net consideration paid in excess of the net assets acquired, is presented as goodwill.  Based on historical acquisitions made by the Company, we expect to allocate a portion of the purchase price to identifiable intangibles, including certain definite-lived intangibles, such as affiliation agreements, that would be amortized over the estimated useful life of such agreements.

(e)  Reflects the adjustment to eliminate non-recurring transaction expenses, including legal and consulting fees included in the historical financial statements of the Company in connection with its acquisition of MW Channel Operations.

(f)  Reflects income tax expense on the MW Channel Operations assuming the statutory tax rate for Hemisphere during the period of 34%.

(g)  Pro forma earnings per share, basic and diliuted, are computed by dividing net income by the weighted-averge number of shares outstanding during the period as if the shares outstanding were outstanding as of January 1, 2013.  The dilited shares do not include 2 million shares of capital stock in the historical financial statements of the Company, which are subject to forfeiture as these shares are contingently returnable for which all the necessary conditions have not been satisfied.